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                                                                EXHIBIT 23


The Board of Directors
Firstar Corporation:

     We consent to incorporation by reference in the Registration Statements Nos. 33-38830, 33-41030, 33-19830, 33-57521, 33-57523, 33-58559, 33-58913,
33-58915 and 33-59207 on Form S-8 of Firstar Corporation of our report dated January 14, 1998 relating to the consolidated balance sheets of Firstar Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Firstar Corporation.




                                        KPMG Peat Marwick LLP

Milwaukee, Wisconsin
March 12, 1998